UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

           Date of Report (Date of earliest event reported)           October 1, 2002

American Banknote Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-3410 (Commission File Number)	13-0460520 (IRS Employer ID Number)

560 Sylvan Avenue, Englewood Cliffs, New Jersey (Address of principal executive offices) Registrant's Telephone Number, including area code:	07632 (Zip Code) 201-568-4400

N/A
(Former name or former address, if changed since last report)

Item 1. Changes in Control of the Registrant.

(a) On August 28, 2002, American Banknote Corporation (the “Parent”) filed its Current Report on Form 8-K, dated August 28, 2002 (the “August 28 Form 8-K”), reporting the entry of an order on August 22, 2002 by the United States Bankruptcy Court for the Southern District of New York confirming the Parent’s Fourth Amended Reorganization Plan (the “Plan”). On September 4, 2002, the Parent filed Amendment No. 1 to its August 28 Form 8-K (the August 28 Form 8-K, as amended, being referred to herein as the “Confirmation 8-K”).

On October 1, 2002 (the "Effective Date"), the Plan became effective. On the Effective Date, the Parent cancelled all shares of its preexisting common stock and preferred stock, and commenced the issuance of its new common stock, $.01 par value per share (“New Common Stock”), and certain additional rights, warrants and options entitling the holders thereof to acquire New Common Stock, in the amounts and on the terms described in the Confirmation 8-K and set forth in the Plan.

As a result of the securities issuances and exchanges required under the Plan, the former holders of the $95 million principal amount of the Parent’s 11 1/4% Senior Subordinated Notes due December 1, 2007 (the “11 1/4% Senior Subordinated Notes”) received on the Effective Date, in full satisfaction, settlement, release, discharge of and in exchange for such notes, approximately 10.6 million shares of New Common Stock, representing approximately 90% of the initial shares of New Common Stock of the reorganized Parent. Consequently, a change in control occurred on the Effective Date, with control of the Parent being transferred from the former holders of the Parent’s old common and preferred stock to the former holders of the Parent’s 11 1/4% Senior Subordinated Notes.

In addition, as a result of the securities issuances and exchanges required under the Plan, Steven G. Singer, the Parent’s Chairman of the Board and Chief Executive Officer, Steven A. Van Dyke, one of the Parent’s directors, and James Dondero, one of the Parent’s directors, may be deemed to exercise voting control, either directly or indirectly through entities over which they exercise management control, over approximately 18.4%, 27.6% and 17.0%, respectively, of the Parent’s New Common Stock.

(b) The Parent has no knowledge of any arrangements, including any pledge by any person of securities of the Parent, the operation of which may at a subsequent date result in a change in control of the Parent.

Item 5. Other Events.

The Parent’s Board of Directors has authorized the Parent to repurchase up to $15 million face amount of its outstanding 10 3/8% Senior Notes due January 31, 2005 (the “10 3/8% Senior Notes”) at a discount to par value following the Effective Date. The 10 3/8% Senior Notes will be repurchased at management’s discretion, either in the open market or in privately negotiated block transactions. The decision to buy back any 10 3/8% Senior Notes will depend upon the availability of cash at the Parent and other corporate developments.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

           (c) Exhibits.

3.1	Amended and Restated Certificate of Incorporation of the Parent.

3.2	Restated By-Laws of the Parent.

4.1	Second Supplemental Indenture, dated as of October 1, 2002, between the Parent and HSBC Bank USA.

4.2	Warrant Agreement, dated as of October 1, 2002, between the Parent and American Stock Transfer & Trust Company, as Warrant Agent.

4.3	Registration Rights Agreement, dated as of October 1, 2002, by and among the Parent and the Holders of Registrable Securities (as named therein).

4.4	Forms of Equity Option Certificates to be issued pursuant to the Plan.

4.5	Forms of Series 1 Warrant and Series 2 Warrant Certificates to be issued pursuant to the Plan.

10.1	Settlement Agreement, dated as of September 17, 2002, between the Parent and American Bank Note Holographics, Inc.

10.2	Consultant Option Agreement, dated as of October 1, 2002, between the Parent and Morris Weissman.

99.1	Press release of the Parent, dated October 16, 2002, relating to the Parent’s consummation of the Plan and its potential repurchase of 10 3/8% Senior Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN BANKNOTE CORPORATION By: /s/ Steven G. Singer Steven G. Singer Chief Executive Officer, Chairman and Director

Dated: October 16, 2002